FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Completes Acquisition of

Equity Inns Lodging Portfolio for $1.8 Billion

Transformational Purchase of 116 Hotels Totaling 13,744 Rooms in 31 States

Creates One of the Largest Select-Service Hotel REITs in North America

NEW YORK, NEW YORK, February 27, 2015 − American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality”) announced today that it has completed the previously announced acquisition of the Equity Inns Lodging Portfolio (“Equity Inns” or the “Portfolio”) from affiliates of the Whitehall Real Estate Funds sponsored by Goldman Sachs. The total purchase price was $1.8 billion, exclusive of closing costs.

The Portfolio consists of 116 hotels totaling 13,744 rooms across 31 states, all franchised by Hilton Hotels & Resorts, Marriott International, Hyatt Hotels and InterContinental Hotels Group. The hotels include leading brands such as Hampton Inn, Hilton Garden Inn, Homewood Suites, Embassy Suites, Courtyard, Residence Inn, Hyatt Place and Holiday Inn.

The acquisition of the Portfolio increases ARC Hospitality's lodging portfolio to 122 hotels totaling 14,925 rooms, establishing ARC Hospitality as one of the largest owners of select-service hotels in the North American lodging REIT sector.

“We are delighted to announce the acquisition of the Equity Inns portfolio, which represents a transformational event for ARC Hospitality,” commented William M. Kahane, Chairman of ARC Hospitality. “In our opinion, Equity Inns offers compelling value among recently marketed and comparable select-service portfolios from the standpoint of both price per key, as well as on a yield basis. This nationwide portfolio of high-quality, stabilized hotels with strong brand affiliations, geographic diversification and healthy growth dynamics, supports our strategy of providing consistent distributions and the potential for capital appreciation to our investors.”

“The Equity Inns purchase marks the largest acquisition in the history of the non-traded REIT industry, and propels ARC Hospitality into a leadership position among select-service lodging REITs in North America,” said Jonathan P. Mehlman, President and Chief Executive Officer of ARC Hospitality. “Our diligence on this transaction began nearly one year ago. Since then, we have seen positive upward trends in the Portfolio's operating results, exceeding our initial underwriting expectations. We believe the combination of an improving economy, our ability to purchase hotels with stable occupancies at a discount to replacement cost, as reflected by this transaction, and our cultivated relationship with our management company partners has created a solid platform for ARC Hospitality to drive shareholder value.”

Edward T. Hoganson, Chief Financial Officer of ARC Hospitality, added, “The Equity Inns portfolio has a majority of properties located in the top 100 MSAs and premier locations in their respective markets, and we believe it exhibits strong top- and bottom-line growth fundamentals. As part of this transaction, we were able to secure what we consider to be attractive financing, which we expect will support the Company’s distributions going forward. We are pleased to continue building our relationships with the franchise brands, who were instrumental to us throughout the transaction process and closing.”

In connection with the acquisition, ARC Hospitality assumed $903.9 million of debt financing which is collateralized by 96 of the 116 properties. Simultaneously with the closing, ARC Hospitality obtained $227.0 million of first mortgage financing for the remaining 20 properties. The sellers will retain a preferred equity interest of $447.1 million that carries no prepayment restrictions or penalties. ARC Hospitality funded the remaining $230.1 million with cash-on-hand from proceeds of the offering of its common stock.

RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, a subsidiary of RCS Capital Corporation (NYSE: RCAP), acted as financial advisor to ARC Hospitality. RCS Capital Corporation is under common control with the parent of the sponsor of ARC Hospitality. Goldman, Sachs & Co. and Deutsche Bank Securities Inc. acted as financial advisors to the sellers. Goodwin Procter LLP and Proskauer Rose LLP acted as legal advisors to ARC Hospitality. Sullivan & Cromwell LLP acted as legal advisor to the sellers.

About ARC Hospitality

ARC Hospitality is a publicly registered, non-traded real estate investment trust (“REIT”). ARC Hospitality’s investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. This press release also contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these projections. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Actual results may differ materially from those contemplated by such forward-looking statements and projections due to certain factors, including ARC Hospitality’s ability to make investments in a timely manner or on acceptable terms; the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets; ARC Hospitality’s ability to make scheduled payments on its debt and preferred equity obligations; ARC Hospitality’s ability to generate sufficient cash flows to make distributions to its stockholders; the degree and nature of ARC Hospitality’s competition; the availability of qualified personnel at ARC Hospitality’s advisor, property manager, sub-property manager and dealer manager; and ARC Hospitality’s ability to qualify and maintain qualification as a REIT. Additional factors that may affect future results are contained in ARC Hospitality’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements, estimates or projections speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forward-looking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Anthony J. DeFazio	Andrew G. Backman	Jonathan P. Mehlman
DDCworks	Managing Director	President & CEO
tdefazio@ddcworks.com	Investor Relations/Public Relations	ARC Hospitality
(484) 342-3600	abackman@arlcap.com	jmehlman@arlcap.com
	(917) 475-2135	(212) 415-6500